Exhibit 99.1

Strategic American Oil Corporation Provides Year End Address

Corpus Christi, Texas - Dec. 23, 2010 - Strategic American Oil Corporation (OTCBB: SGCA) looks forward to 2011 with great anticipation as numerous projects are now moving forward towards development.

Currently, Strategic American Oil is drilling two wells in South Texas, we are in negotiations on a partnership to develop our first million-barrel waterflood project in Illinois, and we are in final negotiations regarding a large acquisition which, if closed, could hold tremendous value for the company.

The Kenedy prospect was discovered through the interpretation of our 3D seismic data. We have partnered with Chinn Exploration, who is drilling and will operate the well. The target depth of the well is approximately 14,000 feet. We should have news on the success of this well in the first two weeks of January 2011.

The Koliba #3 prospect is an offset well to the Koliba #1 which was operating in the 1980s before it was prematurely shut down due to the low price of oil. The targeted zone is at a depth of 5,800 feet. The Company has commenced drilling and, like the Kenedy, looks forward to seeing results within the first two weeks of January 2011.

In the Illinois Basin, SGCA has been in negotiations with numerous oil and gas companies interested in a joint venture to develop our first waterflood prospect, which we believe has the potential for more than a million barrels of oil. The Company expects to have a favorable deal finalized in the coming weeks with operations to commence shortly thereafter. Additionally, we have identified and are leasing a second and third waterflood prospects, two pinnacle reef prospects, and several additional offset drilling targets.

Strategic American Oil is also in late-stage negotiations now on a very attractive acquisition opportunity that could bring significant value to the Company, both through assets and cash-flow.

We will continue to drill, we will continue to explore, and we will continue to seek acquisitions. We will continue to build Strategic American Oil into a strong and self-sustaining company with profits and cash flow. We will continue to move toward a major stock exchange listing in the very near future.

And with this vision, we hope our success will be your success. Everyone at Strategic American Oil wishes you and yours a merry Christmas and a happy New Year.

Best regards,

Jeremy Driver
Chief Executive Officer, President

About Strategic American Oil Corporation

Strategic American Oil Corporation (OTCBB: SGCA - News) is an exploration and development company with operations in Texas, Louisiana, and Illinois. The Company draws on an internationally recognized team of geologists, engineers and executives with extensive oil and gas exploration and production experience. The Company's objective is to find and acquire oil and gas projects of merit and develop those projects to their full potential.

For further information please contact:

Corporate Office: 600 Leopard Street, Suite 2015Corpus Christi, Texas 78401
www.StrategicAmericanOil.com

Investor Relations: Investor Awareness, Inc.
Tony Schor or James Foy, 847-945-2222
www.InvestorAwareness.com

Safe Harbor Statements

Except for the statements of historical fact contained herein, the information presented in this news release constitutes "forward-looking statements" as such term is used in applicable United States and Canadian laws.  These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management.  Any other statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as "expects" or "does not expect", "is expected", "anticipates" or "does not anticipate", "plans, "estimates" or "intends", or stating that certain actions, events or results "may", "could", "would", "might" or "will" be taken, occur or be achieved) are not statements of historical fact and should be viewed as "forward-looking statements". Such forward looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks and other factors include, among others, the actual results of exploration activities, variations in the underlying assumptions associated with the estimation or realization of mineral resources, the availability of capital to fund programs and the resulting dilution caused by the raising of capital through the sale of shares, accidents, labour disputes and other risks of the mining industry including, without limitation, those associated with the environment, delays in obtaining governmental approvals, permits or financing or in the completion of development or construction activities, title disputes or claims limitations on insurance coverage.  Although the Company has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended.  There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements.  Accordingly, readers should not place undue reliance on forward-looking statements contained in this news release and in any document referred to in this news release.